UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Bankrate, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Reg. (S) 240.14a-101.

SEC 1913 (3-99)

May 7, 2002

Dear Bankrate, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Bankrate, Inc., to be held on Wednesday, June 19, 2002. The Annual Meeting will begin promptly at 9:00 a.m., local time, at The Waterford Hotel & Conference Center, 11360 U.S. Highway One, North Palm Beach, Florida 33408.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information on the official business of the Annual Meeting. Whether or not you expect to attend, please sign, date and return your proxy promptly in the enclosed envelope to assure that your stock will be represented at the Annual Meeting. If you decide to attend and vote in person, you will, of course, have that opportunity.

We gratefully acknowledge your continuing interest in our business, and we hope that many of you will attend the Annual Meeting.

Sincerely,

Elisabeth DeMarse
President and Chief Executive Officer

11811 U.S. Highway One,
Suite 101
North Palm Beach, Florida 33408
(561) 630-2400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bankrate, Inc. will be held at The Waterford Hotel & Conference Center, 11360 U.S. Highway One, North Palm Beach, Florida 33408, at 9:00 a.m., local time, on Wednesday, June 19, 2002, to consider and act upon:

1.	the election of two directors to the Board of Directors;

2.	a proposal to ratify the selection of independent public accountants for the current fiscal year; and

3.	such other business as may properly come before the Annual Meeting or any adjournments or postponements.

The Board of Directors has fixed the close of business on April 16, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By	Order of the Board of Directors,

Ro	bert J. DeFranco
Sen	ior Vice President-Chief Financial Officer
Sec	retary

May 7, 2002
North Palm Beach, Florida

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED; NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

11811 U.S. Highway One,
Suite 101
North Palm Beach, Florida 33408
(561) 630-2400

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
JUNE 19, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

This Proxy Statement and the enclosed proxy card (“Proxy”) are being furnished on behalf of the Board of Directors of Bankrate, Inc., a Florida corporation (the “Company”), for use at the 2002 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), or at any adjournments or postponements, for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Waterford Hotel & Conference Center, 11360 U.S. Highway One, North Palm Beach, Florida 33408, at 9:00 a.m. local time, on Wednesday, June 19, 2002. The Company intends to mail this Proxy Statement and the Proxy on or about May 7, 2002, to all stockholders entitled to vote at the Annual Meeting.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of the Company’s Common Stock at the close of business on April 16, 2002 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. At the Record Date, the Company had outstanding and entitled to vote 13,996,950 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The holders of a majority of the Common Stock outstanding on the Record Date, whether present at the Annual Meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The shares held by each stockholder who signs and returns a valid Proxy will be counted for purposes of determining the presence of a quorum at the Annual Meeting, whether or not the stockholder abstains on all or any matters to be acted on. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon the election of directors, the ratification of the selection of the Company’s independent public accountants, and such other business as may properly come before the Annual Meeting.

The Company’s Bylaws provide that directors are elected by a plurality of the votes cast. The withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) thus has no effect on the results of the election.

Under Florida law, the ratification of the selection of the Company’s independent public accountants (Proposal 2) must be approved by a majority of the votes cast. Abstentions and broker non-votes are not treated as votes “cast” and thus have no effect on the vote for Proposal 2.

At the Record Date, the directors and executive officers of the Company owned or controlled the power to vote 7,711,202 shares of Common Stock eligible to be voted at the Annual Meeting, constituting approximately 55.09% of the outstanding Common Stock. The Company believes that directors and executive officers will vote all of their shares of Common Stock in favor of the election of each of the director nominees and in favor of Proposal 2 and, therefore, that the presence of a quorum, the election of the director nominees and the ratification of the selection of the independent public accountants is reasonably assured.

Proxies

When a Proxy is properly signed and returned, the shares that it represents will be voted at the Annual Meeting in accordance with the owner’s instructions. In the absence of such instructions, the shares represented by a signed Proxy will be voted in favor of each of the nominees for election to the Board of Directors, as set forth in Proposal 1, and in favor of the ratification of the selection of independent public accountants, as set forth in Proposal 2.

Discretionary authority is provided in the Proxy as to any matters not specifically referred to in the Proxy or this Proxy Statement. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the Proxy will vote on such matter in their own discretion.

Any stockholder who signs and returns a Proxy has the power to revoke it at any time before it is exercised by providing written notice of revocation to the Secretary of the Company or by filing with the Secretary of the Company a Proxy bearing a later date. Alternatively, a stockholder can revoke a Proxy by attending the Annual Meeting and voting in person.

Proxies will be solicited from the Company’s stockholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and the Company estimates that the fee payable for such services would be less than $10,000. It is possible that directors, officers and other employees of the Company may make further solicitations personally or by telephone, facsimile or mail. Directors, officers and other employees of the Company will receive no additional compensation for any such further solicitations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percent of shares of Common Stock that, at the Record Date, are deemed under the rules of the Securities and Exchange Commission (the “Commission”) to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each executive officer of the Company named in the Summary Compensation Table below, by all directors and executive officers of the Company as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934, as amended) known to the Company to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of the Company’s directors and officers is based solely on information provided by those individuals.

Beneficial Ownership Table

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Peter C. Morse (2) Principal Stockholder and Director	5,672,250	40.5%
Robert H. Lessin (3) Principal Stockholder	1,276,900	9.1%
Bruns H. Grayson (4) Principal Stockholder and Director	1,281,200	9.1%
ING Barings LLC (5) Principal Stockholder	947,896	6.2%
Salomon Smith Barney Inc. and Salomon Brothers Holding Company Inc. (6) Principal Stockholder	931,028	6.2%
Randall E. Poliner (7) Director	533,887	3.8%
Elisabeth DeMarse (8) President, Chief Executive Officer and Director	541,936	3.7%
Robert P. O’Block (9) Director	269,650	1.9%
Edward L. Newhouse (10) Senior Vice President—Chief Revenue Officer	185,333	1.3%
William Martin (11) Director	90,715	*
G. Cotter Cunningham (12) Senior Vice President—Chief Operating Officer	132,333	*
Robert J. DeFranco (13) Senior Vice President—Chief Financial Officer	71,302	*
Procopia T. Skoran (14) Vice President—Ad Operations	23,529	*
All current executive officers and directors as a group (11 persons) (15)	8,814,048	58.4%

*	Less than 1% of the outstanding Common Stock
(1)
For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes (i) 13,996,950 shares outstanding at the Record Date, and (ii) shares issuable by the Company pursuant to options held by the respective persons which may be exercised within 60 days following the Record Date. The shares issuable pursuant to options are considered to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 16,250 shares of Common Stock issuable upon exercise of stock options. The address of Mr. Morse is 200 Four Falls Plaza, Suite 205, West Conshohocken, Pennsylvania 19428.
(3)
Based solely on a Form 3 filed in connection with the Company's initial public offering in May 1999, which states that (a) these holdings include 384,600 shares of Common Stock owned by BRM Holdings LLC, (b) Mr. Lessin is a controlling person of BRM Holdings LLC and is the beneficial owner of such shares, and (c) Mr. Lessin's address is 826 Broadway, New York, New York 10003.

(4)
Includes 16,250 shares issuable upon exercise of stock options, 959,850 shares owned by ABS Ventures IV, L.P., and 305,100 shares owned by ABX Fund, L.P. Mr. Grayson disclaims beneficial ownership of the shares owned by ABS Ventures IV, L.P. and ABX Fund, L.P. The address of Mr. Grayson is 1 South Street, Suite 2150, Baltimore, Maryland 21202.

(5)	Based solely on information in a Schedule 13G filed with the Commission on February 9, 2000, which also states that the address of ING Barings LLC is 55 East 52nd Street, New York, New York 10055.
(6)
Based solely on information in a Schedule 13G filed with the Commission on February 14, 2000, which also states that (a) the shares shown are beneficially owned by Salomon Smith Barney Inc. (“SSBI”) and Salomon Brothers Holding Company Inc. (“SBHCI”), and by their affiliates, Salomon Smith Barney Holdings Inc. (“SSB Holdings”) and Citigroup Inc.; (b) SSB Holdings and Citigroup Inc. disclaim beneficial ownership; and (c) the address of SSBI, SBHCI and SSB Holdings is 153 East 53rd Street, New York, New York 10043.

(7)
Includes 16,250 shares of Common Stock issuable upon exercise of stock options, 515,000 shares owned by Antares Capital Fund II Limited Partnership, and 2,637 shares owned by ACF Side Fund Limited Partnership. Mr. Poliner is president of Antares Capital Partners II, Inc., the general partner of such limited partnerships.

(8)	Represents 541,936 shares of Common Stock issuable to Ms. DeMarse upon exercise of stock options.
(9)	Includes 16,250 shares of Common Stock issuable to Mr. O’Block upon exercise of stock options.
(10)	Includes 183,333 shares of Common Stock issuable to Mr. Newhouse upon exercise of stock options.
(11)	Includes 75,000 shares of Common Stock issuable to Mr. Martin upon exercise of stock options.
(12)	Includes 130,833 shares of Common Stock issuable to Mr. Cunningham upon exercise of stock options.
(13)	Represents 71,302 shares of Common Stock issuable to Mr. DeFranco upon exercise of stock options.
(14)	Represents 23,529 shares of Common Stock issuable to Ms. Skoran upon exercise of stock options.
(15)
Includes 1,099,996 shares of Common Stock issuable upon exercise of stock options and 1,782,587 shares owned by entities controlled by directors (including shares as to which beneficial ownership is disclaimed).

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board is currently comprised of two Class I directors (Mr. O’Block and Mr. Poliner) whose terms expire at the 2003 annual meeting of stockholders, two Class II directors (Ms. DeMarse and Mr.Grayson) whose terms expire at the 2004 annual meeting of stockholders, and two Class III directors (Mr. Martin and Mr. Morse) whose terms expire at the Annual Meeting. The Board of Directors has nominated Messrs. Martin and Morse to stand for reelection as directors at the Annual Meeting. If reelected, they will serve as Class III directors with terms expiring at the 2005 annual meeting of stockholders. There are no family relationships among any of the directors or the nominees.

Shares represented by validly executed Proxies will be voted for the election of the nominees, if authority to do so is not withheld. In the event that any nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Nominees to Serve as Class III Directors (Term Expiring in 2005)

William Martin, age 24, has served as a director of the Company since April 2000. He is currently a partner at Silicon Ivy Ventures, CEO of Unstrung, Inc., and editor of the eFinance Insider. In 1998, Mr. Martin co-founded Raging Bull, an online financial media company.

Peter C. Morse, age 54, has been a director of the Company since 1993. Mr. Morse served as our Chief Executive Officer from 1993 until 1997 and as our Chairman from 1997 until 1999. Since 1982, Mr. Morse has also served as president of Morse Partners, Ltd., a private equity firm that acquires operating companies and provides expansion capital. From 1986 to 1990, Mr. Morse was chairman of FAO Schwarz, the national chain of children’s gift stores. Mr. Morse holds a B.S.B.A. from Georgetown University and an M.B.A. from Columbia University.

Continuing Directors

The directors of the Company continuing in office as Class I Directors, with terms expiring at the 2003 annual meeting of stockholders, are as follows:

Robert P. O’Block, age 59, has served as a director of the Company since 1999. Mr. O’Block held senior positions with McKinsey & Company, Inc. for 30 years until his retirement in 1998, serving as a consultant to a wide variety of business, nonprofit and public sector organizations in the United States, Europe and the Far East. As a director of McKinsey & Company, Mr. O’Block led studies in financial restructuring; corporate, business unit and product strategy; manufacturing operations; and organization. He started his career as a member of the faculty of Harvard University, where he performed research and taught courses in the areas of production and operations management, business economics and real estate. Mr. O’Block is currently a general partner of Freeport Center, a real estate and distribution complex in Utah. He is also a Trustee Emeritus of the U.S. Ski and Snowboard Team Foundation. Mr. O’Block received a bachelor’s degree in mechanical engineering from Purdue University and an M.B.A. from Harvard Business School.

Randall E. Poliner, age 46, has served as a director of the Company since 1998. Since April 1993, Mr. Poliner has served as President of Antares Capital Corporation, a private venture capital firm investing equity capital in developmental and expansion stage companies. Mr. Poliner holds a Bachelor of Electrical Engineering from the Georgia Institute of Technology, an M.S. from Carnegie-Mellon University and an M.B.A. from Harvard Business School.

The directors of the Company continuing in office as Class II Directors, with terms expiring at the 2004 annual meeting of stockholders, are as follows:

Elisabeth DeMarse, age 47, has served as President, Chief Executive Officer and a director of the Company since April 2000. From April 1999 to April 2000, Ms. DeMarse served as Executive Vice President of International Operations of Hoover’s, Inc., a financial media company, and from February 1999 to April 1999, Ms. DeMarse was a consultant to Hoover’s. From October 1998 to January 1999, Ms. DeMarse was a consultant to GTCR Golder Rauner, a private equity investment firm. From 1988 to July 1998, Ms. DeMarse served as vice president, marketing and business development of Bloomberg L.P., a financial media company. From 1985 to 1988, Ms. DeMarse served as a vice president of Citicorp, where she was responsible for business development. From June 1980 to June 1985, Ms. DeMarse served as director of marketing for Western Union, a provider of communication services. Ms. DeMarse holds an A.B. from Wellesley College and an M.B.A. from Harvard Business School.

Bruns H. Grayson, age 54, has served as director of the Company since 1997. Since 1982, Mr. Grayson has been the managing partner of ABS Ventures, a series of venture capital funds affiliated with DB Alex Brown, LLC. Mr. Grayson is a director of several private companies. Mr. Grayson holds a B.A. from Harvard University, an M.A. from Oxford University and a J.D. from the University of Virginia Law School. Mr. Grayson was a Rhodes Scholar in 1974.

Board of Directors Meetings and Committees

During 2001, the Board of Directors held five meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board on which he or she served.

The members of the Audit Committee are Messrs. Morse (Chairman), O’Block and Poliner. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to governmental bodies or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, the Company’s policies, procedures and practices at all levels.

The members of the Compensation Committee are Messrs. Grayson (Chairman) and Poliner. The Compensation Committee reviews and evaluates the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of employees of the Company and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee also administers our stock option plans.

The Company currently does not have a nominating committee. Instead, the full Board of Directors identifies individuals as nominees for election as directors of the Company.

Executive Compensation

Summary Compensation Table.    The following table sets forth, for the years indicated, the total compensation paid to or accrued for the Company’s President and Chief Executive Officer and our four other most highly compensated executive officers during 2001 (collectively, the “Named Executive Officers”).
Annual Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)			Number of Securities Underlying Options	All Other Compensation
Elisabeth DeMarse (2) President, Chief Executive Officer and Director	2001 2000 1999	$300,000 184,615 —	$100,000 67,857 —	$	— — —		— 541,936 —	$	— — —

G. Cotter Cunningham (3) Senior Vice President-Chief Operating Officer	2001 2000 1999	$160,000 168,464 121,154	$81,461 52,500 19,200	$	— — 24,164	(4)	— 60,000 100,000	$	— — 18,574	(5)

Robert J. DeFranco (6) Senior Vice President—Chief Financial Officer	2001 2000 1999	$160,000 147,500 93,750	$81,461 38,750 14,650	$	— — —		— 45,000 37,500	$	— — —

Edward L. Newhouse (7) Senior Vice President—Chief Revenue Officer	2001 2000 1999	$225,000 73,558 —	$89,250 50,000 —	$	— — —		— 200,000 —	$	— — —

Procopia T. Skoran Vice President, Ad Operations	2001 2000 1999	$110,000 108,846 94,484	$55,580 — 10,000	$	— — —		— 14,000 —	$	— — —

(1)
The amounts shown in this column reflect bonuses paid in each year. Under the Company’s Incentive Compensation Plan, awards are determined annually, and paid quarterly in arrears, on the basis of performance in relation to certain predetermined financial and operating goals. For 2001, the following awards were granted: Messrs. Cunningham and DeFranco—$89,530; Mr. Newhouse—$123,000; and Ms. Skoran—$39,680. Ms. DeMarse’s awards are determined under her employment agreement (see “Employment Agreement” below).

(2)
Other compensation in the form of perquisites and other personal benefits has been omitted in accordance with the rules of the Commission. None of the Named Executive Officers received perquisites or other personal benefits in excess of $10,500 in 2001.

(3)	Ms. DeMarse joined the Company in April 2000.
(4)	Mr. Cunningham served as interim President and Chief Executive Officer from February 2000 until April 2000. He joined the Company in March 1999.
(5)	Consists of reimbursement of relocation expenses in accordance with Company policy.
(6)	Consists of reimbursement of certain expenses incurred by Mr. Cunningham prior to joining the Company.
(7)	Mr. DeFranco joined the Company in March 1999.
(8)	Mr. Newhouse joined the Company in August 2000.

Option Grants in Last Fiscal Year

No stock options were granted to any of the Named Executive Officers during the year ended December 31, 2001.

On July 3, 2001, the Company implemented a stock option exchange program in which employees were offered the opportunity to surrender stock options previously granted to them in exchange for new options to purchase an equal number of shares. Options to purchase 1,180,002 shares (with an average exercise price of $2.87 per share) were surrendered under this program. The new options were granted on February 4, 2002. The exercise price of the new options ($0.85 per share) was equal to the closing market price of the Company’s Common Stock on the date of grant. All of the Named Executive Officers surrendered their previously granted stock options under this program except Ms. Skoran, who retained and continues to hold options to purchase 17,800 shares at an exercise price of $1.30 per share.

Option Exercises in Last Fiscal Year and Year-End Option Values

None of the Named Executive Officers exercised any stock options in 2001. Except for Ms. Skoran, none of the Named Executive Officers held any stock options at December 31, 2001. At that date, Ms. Skoran held options to purchase 17,800 shares of Common Stock with an exercise price of $1.30 per share, of which options to purchase 13,721 shares were exercisable; her remaining options were not exercisable at that date. Since the exercise price of her options was higher than the market price of the Company’s Common Stock at year-end 2001 ($0.65 per share), her options were not “in the money” at that date. See “Option Grants in Last Fiscal Year” above.

Employment Agreement

Ms. DeMarse entered into an employment agreement with the Company effective as of April 27, 2000. Pursuant to this agreement, Ms. DeMarse was entitled to receive an annual base salary of $300,000 and an annual bonus of $100,000. In addition, Ms. DeMarse was eligible to participate in the Company’s 1999 Equity Compensation Plan; in 2000 she was granted options to purchase 541,936 shares of Common Stock at an exercise price of $2.688 per share, all of which options were surrendered in 2001, and in 2002 she was granted replacement options to purchase 541,936 shares of Common Stock at an exercise price of $0.85 per share (see “Option Grants in Last Fiscal Year” above). The agreement also provided for other benefits, including $500,000 in term life insurance and participation in the Company’s benefit plans available to other executive officers. Under the agreement, during the term of her employment and for a period of one year thereafter, Ms. DeMarse may not compete with the Company or recruit any of the Company’s employees, unless the Company terminates her without cause or she resigns for good reason (as defined in the agreement). Upon Ms. DeMarse’s termination of employment for certain reasons (i.e., without cause, disability, resignation for good reason, or a change of control), the Company agreed to pay her severance equal to 12 months’ base salary, as well as reimburse her for health, dental and life insurance coverage premiums for one year after such termination. For purposes of the agreement, “change in control” is defined as (1) the acquisition by any person (other than a current stockholder) of beneficial ownership of securities representing more than 50% of the voting power of the Company’s then outstanding securities, or (2) stockholder approval of (a) a merger or consolidation of the Company as a result of which the stockholders immediately prior to the merger or consolidation will not beneficially own shares representing more than 50% of the voting power of all shares of the surviving corporation with respect to the election of directors, (b) the sale or other disposition of all or substantially all of the assets of the Company or (c) a liquidation or dissolution of the Company.

Effective April 27, 2002, the Company and Ms. DeMarse entered into a new employment agreement, the terms of which are substantially the same as those of the prior agreement. The new agreement expires on April 26, 2005 but may be terminated earlier in certain circumstances, including upon the giving of 30 days’ notice by either party.

Compensation of Directors

Neither employee nor non-employee directors receive any compensation for their services as such. The Company reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

Compensation Committee Interlocks and Insider Participation

The following non-employee directors were the members of the Compensation Committee of the Board of Directors during 2001: Bruns H. Grayson (Chairman) and Randall E. Poliner. None of the members of the Compensation Committee is an executive officer of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

The Compensation Committee of the Company’s Board of Directors has furnished the following report on executive compensation in accordance with the rules and regulations of the Commission. This report outlines the duties of the Compensation Committee with respect to executive compensation, the various components of the Company’s compensation program for executive officers and other key employees, and the basis on which the 2001 compensation was determined for the executive officers, with particular detail given to the 2001 compensation for the Company’s Chief Executive Officer.

Compensation of Executive Officers Generally

The Compensation Committee is responsible for establishing compensation levels for the executive officers of the Company, including the annual bonus plan for executive officers, and for administering the Company’s equity compensation plans. The Compensation Committee is comprised of two non-employee directors: Messrs. Grayson (Chairman) and Poliner. The Compensation Committee’s overall objective is to establish a compensation policy that will (1) attract, retain and reward executives who contribute to the achievement of the Company’s business objectives; (2) motivate executives to attain these objectives; and (3) align the interests of executives with those of the Company’s long-term investors. The Company compensates executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both the near-term and long-term financial performance of the Company. In addition, the Company’s compensation program rewards individual performance that furthers Company goals. The executive compensation program includes base salary, incentive bonuses, long-term equity incentive awards in the form of stock option grants, and other benefits. Each executive officer’s compensation package is designed to provide an appropriately weighted mix of these elements, which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

Base Salary.    Base salary levels for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are paid to executive officers at companies deemed comparable to the Company based on similarities in revenue levels, industry segments and competitive employment markets. In addition, the Compensation Committee generally takes into account the Company’s past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities. The annual base salary paid to Ms. DeMarse ($300,000) is the amount specified in her employment agreement with the Company.

Incentive Bonuses.    The Compensation Committee recommends the payment of bonuses to provide an incentive to executive officers. Bonuses are awarded only if the Company achieves or exceeds certain corporate performance objectives. The incentive bonus to each executive officer is based on the individual executive’s performance as it relates to the Company’s performance. Pursuant to the Company’s employment agreement with Elisabeth DeMarse, the Company is required to pay, and has paid, Ms. DeMarse a bonus of $100,000 per year.

Equity Incentives.    Stock options are used by the Company to provide a stock-based incentive to improve the Company’s financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Stock options are also designed to align the interests of the Company’s executive officers with those of its stockholders by encouraging executive officers to enhance the value of the

Company, the price of the Common Stock, and hence, the stockholders’ return over the long term. Generally, stock options are granted to executive officers from time to time based primarily upon the individual’s actual and/or potential contributions to the Company and the Company’s financial performance over the long term.

In July 2001, the Company implemented a stock option exchange program in which employees were offered the opportunity to surrender stock options previously granted to them in exchange for new options to purchase an equal number of shares. The new options were granted under this program in February 2002; see “Option Grants in Last Fiscal Year” for additional information. The Compensation Committee approved this program in order to enable the Company to attract, retain and motivate executive officers and other employees notwithstanding the significant decline in the market price of the Company’s Common Stock in 2000 and 2001.

Compensation of the Chief Executive Officer

Pursuant to her employment agreement with the Company, the Company has paid Ms. DeMarse an annual salary of $300,000 plus an annual bonus of $100,000. The Committee believes the compensation paid to Ms. DeMarse is reasonable.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its Chief Executive Officer and the other four most highly compensated executive officers. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code, because the Company has not paid and does not currently anticipate paying annual compensation in excess of one million dollars to any employee. None of the compensation paid by the Company in 2001 was subject to limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Me	mbers of the
Co	mpensation Committee

Bru	ns H. Grayson (Chairman)
Ra	ndall E. Poliner

STOCK PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total stockholder return on the Company’s Common Stock for the period from May 13, 1999 (the closing date of the Company’s initial public offering) through December 31, 2001, against the cumulative stockholder return during such period achieved by the Nasdaq Stock Market Index for U.S. Companies (“Nasdaq US”) and the MediaGeneral Financial Services Internet Information Providers Index (“MG Internet Index”). The graph assumes that $100 was invested on May 13, 1999 in the Company’s Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

Measurement Period	Bankrate, Inc.	NASDAQ US Index	MG Internet
Measurement point—May 13, 1999	$100.00	$100.00	$100.00
June 30, 1999	50.48	105.34	92.57
September 30, 1999	40.38	107.05	89.15
December 31, 1999	34.62	158.11	156.60
March 31, 2000	20.19	179.90	135.68
June 30, 2000	8.65	154.73	97.52
September 29, 2000	9.14	142.79	87.52
December 29, 2000	1.45	95.95	46.09
March 31, 2001	3.85	72.34	30.43
June 29, 2001	7.69	84.78	35.86
September 28, 2001	4.00	58.88	14.23
December 31, 2001	5.00	76.74	26.11

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Commission concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 2001.

Certain Transactions

The Company entered into a lease with Bombay Holdings, Inc. for its principal corporate offices and facilities. Bombay is wholly owned by Peter C. Morse, a director and principal stockholder of the Company. The lease includes renewal options and requires the Company to pay a percentage of the common maintenance charges. Rent expense paid to Bombay for the year ended December 31, 2001 was approximately $298,000. The Company believes that the terms of the lease agreement are no less favorable to us than those that could have been obtained from unaffiliated third parties.

The Board of Directors has adopted a resolution requiring that all future transactions with related parties be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, or a majority of the disinterested stockholders, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the accounting firm of KPMG LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2002. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of selection of independent public accountants.

Information Regarding Our Independent Public Accountants

KPMG LLP served as our independent accountants for the fiscal year ended December 31, 2001. The appointment of this firm was recommended to our Board of Directors by our Audit Committee and was ratified by stockholders at the 2001 annual meeting. KPMG LLP has been our independent public accountants since 1998.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2001, totaled $100,000.

Financial Information Systems Design and Implementation Fees

During 2001, KPMG LLP did not perform any services for the Company relating to financial information systems design or implementation.

All Other Fees

The aggregate fees billed by KPMG LLP for professional services rendered, other than as stated above, totaled $10,200 in fiscal 2001. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP.

Report of the Audit Committee

As set forth in more detail in the Audit Committee Charter attached as Appendix A, the Audit Committee’s primary responsibilities include assessing the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; the independence and performance of the Company’s independent public accountants; and the Company’s compliance with legal, ethical and regulatory requirements.

The Audit Committee recommends the selection of the Company’s independent public accountants to the Board of Directors and meets with the Company’s independent public accountants to discuss the scope and review the results of the annual audit.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s Charter. The Audit Committee met four times during 2001.

All of the directors who serve on the Audit Committee are “independent” for purposes of the National Association of Securities Dealers listing standards for small business issuers. That is, the Board of Directors has determined that none of the members of the Committee has any relationship to the Company that may interfere with his independence from the Company and its management.

The Audit Committee has reviewed the Company’s 2001 financial statements and met with both management and KPMG LLP, the Company’s independent public accountants, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. The Committee also has received from and discussed with KPMG LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), relating to that firm’s independence from the Company. The Audit Committee has also discussed with KPMG LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

On the basis of these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Me	mbers of the Audit Committee

Pet	er C. Morse, Chairman
Ra	ndall E. Poliner
Ro	bert P. O’Block

STOCKHOLDER PROPOSALS

Rules of the Commission require that any proposal by a stockholder for consideration at the 2003 annual meeting of stockholders must be received by the Company no later than January 7, 2003, if it is to be eligible for inclusion in the Company’s proxy materials for its 2003 annual meeting of stockholders. Under these rules, the Company is not required to include stockholder proposals in its proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any other business or nominations before an annual meeting of stockholders, certain conditions set forth in Article II, Sections 16 and 17, of the Company’s Amended and Restated Bylaws must be complied with, including delivery of notice to the Company in sufficient time prior to the meeting.

HOUSEHOLDING

If a stockholder and other residents at his or her mailing address own shares of the Company’s Common Stock in “street” name, the stockholder’s broker or bank may have given notice that each household will receive only one annual report and one proxy statement for each company in which stock is held through that broker or bank. This practice is known as “householding.” Unless the stockholder responded to that notice that he or she did not wish to participate in householding, he or she would be deemed to have consented to participating, and only one copy of each company’s annual report and proxy statement would be sent to that address (however, each stockholder would continue to receive a separate proxy card).

Any stockholder who wishes to receive his or her own set of the Company’s future annual reports and proxy statements, or who shares an address with another stockholder of the Company and together would like to receive only one set of annual disclosure documents, should contact the Company at 11811 U.S. Highway One, Suite 101, North Palm Beach, Florida 33408, Attention: Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding should be effective 30 days after the notice is received.

BY	ORDER OF THE BOARD OF DIRECTORS,

Eli	sabeth DeMarse
Pre	sident and Chief Executive Officer

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Bankrate, Inc. (the “Company”) to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established; and the Company’s auditing, accounting and financial reporting processes in general. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

Serve as independent and objective party to monitor the Company’s financial reporting process and internal control system. Review and appraise the efforts of the Company’s independent accountants. Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated under “Responsibilities and Duties” in this Charter.

Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communications, the Committee should meet at least annually with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Company’s financial statements consistent with Section IV described below.

Responsibilities and Duties

Documents / Reports Review

To fulfill its responsibilities and duties the Audit Committee shall:

Review and update this Charter periodically, at least annually, as conditions dictate.

Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

Review with financial management and the independent accountants the Form 10-Q prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Company to determine the accountants’ independence.

Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

Financial Reporting Process

In consultation with the independent accountants, review the integrity of the Company’s financial reporting process, both internal and external.

Consider the independent accountants’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants and management.

Process Improvement

Establish regular and separate systems of reporting to the Audit Committee by management and the independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

Following the completion of the annual audit, review separately with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

Review any significant disagreement among management and independent accountants in connection with the preparation of the financial statements.

Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

Ethical and Legal Compliance

Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

Review management’s monitoring of the Company’s compliance with the Company’s Ethical Code, and ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

Perform any other activities consistent with this Charter, the Company’s By-Laws and governing law, as the Committee or the Board deems necessary or appropriate.

Reviewed and approved:

June 8, 2000

/s/    PETER C. MORSE

Peter C. Morse

/s/    RANDALL E. POLINER

Randall E. Poliner

/s/    ROBERT P. O’BLOCK

Robert P. O’Block

Bankrate, Inc.
11811 U.S. Highway One, Suite 101
North Palm Beach, Florida 33408
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints G. Cotter Cunningham and Robert J. DeFranco, and each of them, with full power of substitution, as Proxy, to represent and vote all of the shares of Common Stock of Bankrate, Inc. held of record by the undersigned on April 16, 2002, at the Annual Meeting of Stockholders to be held on June 19, 2002 or any adjournment or postponement, as designated below and in their discretion as to other matters.
Please sign exactly as your name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.
I PLAN TO ATTEND MEETING    ☐
The Board of Directors Recommends a vote “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.
Proposal 1—Election of the following Nominees as Class III Directors: William Martin and Peter C. Morse
FOR all Nominees listed above    ☐                        WITHHELD For all Nominees listed above    ☐
(except as marked to the contrary)
(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)
Proposal 2—Ratification of the appointment of KPMG LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002.
FOR    ☐                AGAINST    ☐                ABSTAIN    ☐
(Please date and sign on reverse) (Continued on reverse side)

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.

Date

Signature

Signature if held jointly

Please mark, date and sign as your name appears above and return in the enclosed envelope.